Exhibit 99.1

National Bank Holdings Corporation Announces Second Quarter 2014 Financial Results

Greenwood Village, Colorado - (BusinessWire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $2.1 million, or $0.05 per diluted share, for the second quarter of 2014, compared to net income of $1.4 million, or $0.03 per diluted share, for the first quarter of 2014.

In announcing these results, Chairman, President and Chief Executive Officer Tim Laney said, "We are pleased to report another record quarter of loan production, having surpassed our goal of $250 million in quarterly originations. This quarter's $266.8 million in originations represents a 58.1% increase in year-over-year loan originations and reflects the strength of our experienced team of bankers and the steady progression of relationship building with our clients. During the second quarter, we grew the strategic loan portfolio 38.9% annualized to $1.8 billion while maintaining solid credit quality that is a reflection of our prudent underwriting standards. We are also successfully remixing our deposit base by growing low-cost transaction deposits, which now comprise 63% of total deposits."

Mr. Laney added, "We repurchased 1.9 million shares during the second quarter, or another 4.2% of our outstanding shares, at an attractive weighted average price of $19.50. Since late 2012, we have repurchased 10.0 million shares, or 19.0% of shares outstanding, at a weighted average price of $19.70. We also recently announced an additional $50 million share repurchase program to enable us to continue to take advantage of market pricing opportunities, and we intend to continue to opportunistically manage our capital through a variety of means, including supporting organic growth, additional share repurchases, mergers and acquisitions and dividends."

Brian Lilly, Chief Financial Officer added, “As we have shared in the past, we evaluate the progress of building our company by analyzing the financial results that are expected to emerge over time by excluding the impact of the FDIC indemnification asset amortization, FDIC loss-share income and the large expense related to OREO and problem loan workouts, which can be seen in our non-GAAP reconciliation on page 17. These items negatively impacted the second quarter by a net $0.09 per share. The negative impact of these items may fluctuate on a quarterly basis, but is expected to decrease over time in connection with the expiration of the FDIC loss-sharing agreements over the next couple of years and the decreasing problem asset workout expenses. The additional net $0.09 per diluted share would have resulted in an adjusted net income of $0.14 per diluted share and an adjusted return on average tangible assets of 0.60%. Comparing the first six months of 2014 to 2013, on the same adjusted basis, the adjusted return on average tangible assets increased ten basis points to 0.60%.  This analysis provides better clarity to the emerging profitability and the progress toward reaching our goal of 1% return on average tangible assets.”

Second Quarter 2014 Highlights

•	Grew the strategic loan portfolio by $159.1 million, or 38.9% annualized, driven by a record $266.8 million in originations, a 58.1% increase over the second quarter of 2013.

•	Successfully exited $32.9 million, or 41.1% annualized, of the remaining non-strategic loan portfolio.

•	Added a net $12.2 million to accretable yield for the acquired loans accounted for under ASC 310-30.

•	Credit quality remained strong, as net charge-offs in the non 310-30 portfolio were 0.01% of average non 310-30 loans.

•	Average demand deposits increased 14.9% annualized, leading average transaction deposits and client repurchase agreements up by $19.4 million during the second quarter, or 3.1% annualized.

•	Net interest income totaled $42.4 million, a $0.9 million decrease from the prior quarter primarily attributable to a $1.5 million decline in interest income on ASC 310-30 loans during the quarter.

•
Operating costs before problem loan/OREO workout expenses and the benefit of the change in the warrant liability increased $0.4 million, or a non-annualized 0.9%, from the prior quarter, largely due to a $0.6 million increase in marketing expense.

•	Problem loan/OREO workout expenses totaled $2.5 million, increasing $0.2 million from the prior quarter.

•
Repurchased 1.9 million shares during the second quarter, or 4.2% of outstanding shares, at a weighted average price of $19.50 per share. Since late 2012, 10.0 million shares have been repurchased, or 19.0% of outstanding shares, at a weighted average price of $19.70.

•	At June 30, 2014, tangible common book value per share was $18.53 before consideration of the excess accretable yield value of $0.75 per share.

Second Quarter 2014 Results
(All comparisons refer to the first quarter of 2014, except as noted)

Net Interest Income
Net interest income totaled $42.4 million for the second quarter of 2014, a $0.9 million decrease from the prior quarter primarily attributable to a $1.5 million decline in interest income on ASC 310-30 ("310-30") purchased loans during the quarter. Total interest earning assets remained stable at $4.5 billion, declining just $15.7 million from the prior quarter. The ongoing collection of non-strategic loans and the run-off of the investment portfolio funded loan growth and supported a $151.6 million increase in average non 310-30 loans during the second quarter. The yields on 310-30 loans decreased slightly to 15.86% during the second quarter from 15.93% during the first quarter. The lower 310-30 balances and yield resulted in the net interest margin narrowing by 11 basis points to 3.83% (fully taxable equivalent).

Loans
During the second quarter, total loans grew $126.2 million, or 25.8% annualized, ending at $2.1 billion. Strategic loans totaled $1.8 billion at June 30, 2014 and grew $159.1 million during the quarter, or 38.9% annualized. Included in strategic loans outstanding are $1.5 billion in originated balances, which increased $196.8 million, or 62.6% annualized, over the prior quarter. Loan originations increased to a record level of $266.8 million and increased $49.8 million, or 23.0%, from the prior quarter and increased $98.0 million, or 58.1%, over the second quarter of 2013. Consistent with the strategy of exiting the non-strategic loan portfolio, balances of non-strategic relationships decreased $32.9 million during the quarter, or 41.1% annualized, to $288.4 million, as adversely rated and other non-strategic relationships paid off or paid down. Strategic loans include all originated loans in addition to those acquired loans inside our operating markets that meet our credit risk profile. Identification as strategic for acquired loans was made at the time of acquisition. Criteria utilized in the designation of an acquired loan as “strategic” include (a) geography, (b) total relationship with borrower and (c) credit metrics commensurate with our current underwriting standards.

Asset Quality and Provision for Loan Losses
Loans accounted for under 310-30 totaled $358.3 million at June 30, 2014 and decreased $48.3 million during the second quarter, an annualized decrease of 47.6%, reflecting workout efforts on these purchased loans. The quarterly fair value re-measurement on the 310-30 loans resulted in a favorable net transfer of $12.2 million from non-accretable difference to accretable yield, which will be recognized over the lives of the 310-30 loans, and represents the 11th consecutive quarter of positive transfers to accretable yield. This increased the life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans to $159.8 million.

Non 310-30 loans totaled $1.7 billion and represented 82.8% of total loans at June 30, 2014. These loans are comprised of originated loans and acquired loans not accounted for under 310-30. Non-accrual non 310-30 loans increased to 1.18% of total non 310-30 loans during the second quarter largely as a result of one relationship totaling $12.2 million which is fully secured and current as to principal and interest payments. Net charge-offs within the non 310-30 portfolio remained low at 0.01% annualized, and reflects the conservative underwriting within this portfolio. Within the non 310-30 portfolio, the ratio of non-performing loans to loans increased to 2.56% at June 30, 2014 from 2.08% at March 31, 2014, largely due to the increase in non-accrual loans. A provision for loan losses of $1.8 million was recorded during the second quarter of 2014 on the non 310-30 loans, consistent with the prior quarter.

OREO ended the quarter at $55.4 million, decreasing $10.5 million, primarily due to sales during the quarter. Of the $55.4 million of OREO at June 30, 2014, $30.8 million, or 55.5%, were covered by loss-sharing agreements with the FDIC.

Deposits
Transaction deposits (defined as total deposits less time deposits) and client repurchase agreements averaged $2.5 billion during the second quarter, increasing $19.4 million, or 3.1% annualized, on the strength of a $24.8 million, or 14.9% annualized, increase in demand deposits. Total deposits and client repurchase agreements averaged $3.9 billion during the second quarter, decreasing $9.6 million, or 1.0% annualized. The mix of transaction deposits to total deposits improved to 63.0% at June 30, 2014 from 62.7% at March 31, 2014. Additionally, the average cost of total deposits remained unchanged from the prior quarter at 0.37%. The balance sheet continues to be strongly funded by client deposits and client repurchase agreements and at June 30, 2014, these client fundings comprised 98.1% of total liabilities.

Non-Interest Income
Banking related non-interest income (excludes FDIC-related non-interest income, gain on previously charged-off acquired loans and OREO related income) totaled $7.5 million during the second quarter of 2014 and increased $0.6 million, or 8.3%, compared to the prior quarter. The increase was primarily the result of a $0.3 million increase in NSF/OD fees coupled with a $0.2 million increase in bank card income.

FDIC-related non-interest income totaled a negative $6.6 million for the quarter and improved a net $2.0 million from the prior quarter primarily due to a $1.6 million decline in amortization of the FDIC indemnification asset. As of June 30, 2014, the FDIC indemnification asset was $51.4 million, comprised of $36.2 million in projected future FDIC loss-share billings and $15.2 million representing increased client cash flows. The benefit of the increased client cash flows is primarily captured in the 310-30 accretable yield as most of the FDIC covered assets are accounted for in the 310-30 loan pools. Our current projection for the $15.2 million portion of the FDIC indemnification asset related to increased client cash flows is that $8.3 million will be amortized through the remainder of 2014 and $6.2 million will be amortized in 2015.

Non-Interest Expense
Non-interest expense totaled $39.9 million during the second quarter of 2014, increasing $0.8 million from the previous quarter. Operating expenses totaled $38.0 million, problem loan/OREO expenses added $2.5 million and the change in the warrant liability benefited the quarter by $0.6 million. Operating expenses increased $0.4 million, driven by a $0.7 million increase in marketing and business development expenses related to the timing of marketing campaigns and partially offset by a $0.3 million decrease in salaries and employee benefits.

OREO and problem loan expenses increased $0.2 million from the prior quarter, which was attributable to a $0.1 million decrease in gains on the sale of OREO during the quarter. OREO and problem loan expenses are expected to continue to fluctuate quarterly as we resolve the acquired problem asset portfolio.

Income tax expense totaled $0.9 million during the second quarter, or a 30.6% effective tax rate. The tax rate was reflective of an increase in tax-exempt lending and the $0.6 million benefit from the change in the warrant liability, which is not taxable.

Capital
Capital ratios continue to be strong and well in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $863.9 million at June 30, 2014 and decreased $31.9 million from the prior quarter, primarily due to the repurchase of 1,855,889 shares for $36.2 million, and was slightly offset with a $4.6 million increase in accumulated other comprehensive income, net of tax, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio. The shares repurchased during the quarter had a weighted average price of $19.50 per share, and represented a 4.2% reduction in shares outstanding. Subsequent to June 30, 2014, the Board of Directors approved a new authorization to repurchase up to $50 million of the Company’s common stock from time to time either in open market or in privately negotiated transactions.

Tangible common book value per share at June 30, 2014 was $18.53, compared to $18.44 at March 31, 2014, and the tangible common equity to tangible assets ratio decreased 52 basis points to 16.44% at June 30, 2014. Both changes were primarily driven by the share repurchases and the increase in accumulated other comprehensive income related to fair market value fluctuations in the available-for-sale investment securities portfolio.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the June 30, 2014 accretable yield balance on the 310-30 loans of $116.1 million would add $1.66 after-tax to the tangible book value per share. A more conservative methodology, that management uses, values the excess yield and then considers the timing of the accreted interest income recognition. Under this more conservative methodology, we first net the accretable yield on 310-30 loans and the amortization of the FDIC indemnification asset and then calculate the excess above a 4.5% yield (an approximate yield on new loan originations), and finally discount the amounts at 5%. The result would add $0.75 after-tax to our tangible book value per share as of June 30, 2014.
Year-Over-Year Review
(All comparisons refer to the first six months of 2013)

Net income for the first six months of 2014 was $3.6 million, or $0.08 per diluted share, compared to net income of $5.0 million for the first six months of 2013, or $0.10 per diluted share.  Net interest income totaled $85.8 million during the first six months of 2014 and decreased $4.1 million from the first six months of 2013. Average interest earning assets decreased $267.8 million, or 5.7%, from the first six months of the prior year, with such decrease being partially offset by a seven basis point widening of the margin to 3.89% from 3.82% (fully taxable equivalent). Strong growth in the strategic loan portfolio of 46.7% was somewhat offset by the continued resolution of the acquired non-strategic loan portfolio, as well as a $298.8 million decrease in average short-term investments attributable to stock repurchases and a reduction in time deposits. Average balances of interest bearing liabilities decreased $192.4 million, driven by a $213.8 million decrease in average time deposits as many of these clients were single-service, highly rate-sensitive clients of the problem banks that we purchased. The net interest margin benefited from the relatively stable yield on interest earning assets, which was complemented by a seven basis point decrease in the cost of interest bearing liabilities.
Loan balances as of June 30, 2014 increased $364.5 million, or 21.2%, since June 30, 2013. Strategic loans increased $572.5 million since June 30, 2013, a 46.7% increase, on the strength of loan originations. Loan originations have been increasing as a result of continued market penetration and the deployment of specialized commercial banking groups during 2013. Non-strategic loans declined $208.0 million from a year ago, a 41.9% decrease, as a result of the continued workout progress that has been made on exiting acquired problem loans.
A $31.9 million increase in average demand deposits and a $35.1 million increase in average client repurchase agreements led to a $53.3 million, or 2.2%, increase in average transaction deposits and client repurchase agreements compared to the first six months of 2013. Total deposits and client repurchase agreements averaged $3.9 billion during the six months of 2014, decreasing $160.6 million from the prior year. The decrease was primarily due to a $213.8 million decline in average time deposits that resulted from shifting the deposit base from the rate-sensitive clients of the acquired banks to a more transaction account-based clientèle, coupled with the California banking center and limited-service retirement center exits on December 31, 2013. The mix of transaction deposits to total deposits improved to 63.0% at June 30, 2014 from 60.0% at June 30, 2013. Additionally, the average cost of total deposits declined six basis points to 0.37% in the first six months of 2014 from 0.43% during the first six months of 2013.
Provision for loan loss expense was $3.4 million during the first six months of 2014, compared to $3.1 million during the first six months of 2013, an increase of $0.3 million. The increase in provision was primarily due to loan growth as credit quality remained strong and net charge-offs were significantly lower compared to the first six months of 2013.
Non-interest income was $1.8 million in the first six months of 2014 compared to $14.5 million during the same period of 2013, a decrease of $12.7 million. The decrease was largely due to $5.9 million of additional FDIC indemnification asset amortization due to better performance of the underlying covered assets and a $6.1 million decline in other FDIC loss-sharing income from the same period in 2013 due to lower problem loan and OREO expenses on covered assets. Banking fees were $14.5 million during the first six months of 2014 compared to $14.8 million for the same period in 2013, a $0.3 million, or 1.9% decrease, which was largely due to a $0.4 million decrease in gain on sale of mortgage loans.

Non-interest expense totaled $78.9 million in the first six months of 2014 compared to $93.1 million during the same period of 2013, a decrease of $14.2 million, or 15.3%. OREO and problem loan expenses declined $5.6 million as the volume of problem assets has steadily declined as a result of successful workout efforts on the acquired problem loan portfolio. Operating expenses of $75.5 million during the six months ended June 30, 2014 decreased $7.4 million from the same period of 2013. The 8.9% year-over-year decrease in operating expense was primarily due to lower salaries and benefits of $5.5 million and lower professional fees of $0.9 million. This was complemented by decreases in most other non-interest expense categories, as a result of efficiency initiatives implemented during the latter half of 2013.
Conference Call
Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, July 25, 2014. Interested parties may listen to this call by dialing (877) 272-6762 (United States)/(615) 800-6832 (International) using the Conference ID of 68952826 and asking for the National Bank Holdings Corporation Second Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through August 8, 2014, by dialing (855) 859-2056 (United States)/(404) 537-3406 (International) using the Conference ID of 68952826. The earnings release and an on-line replay of the call will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures
Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” "tangible common equity to tangible assets," "fully taxable equivalent" metrics, "adjusted net income," "adjusted basic earnings per share," "adjusted diluted earnings per share," and "adjusted return on average tangible assets," are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. In particular, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation
National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), as supplemented from time to time in our periodic reports filed with the SEC, and the following additional factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; political instability, acts of war or terrorism and natural disasters; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:
Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, blilly@nationalbankholdings.com
Media: Whitney Bartelli, SVP Director of Marketing, (816) 298-2203, whitney.bartelli@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION
FINANCIAL SUMMARY
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the three months ended			For the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Total interest and dividend income	$46,005	$46,885	48,478	$92,890	$98,576
Total interest expense	3,582	3,538	4,191	7,120	8,720
Net interest income before provision for loan losses	42,423	43,347	44,287	85,770	89,856
Provision for loan losses on 310-30 loans	(90)	(54)	1,003	(144)	1,312
Provision for loan losses on non 310-30 loans	1,750	1,823	667	3,573	1,775
Net interest income after provision for loan losses	40,763	41,578	42,617	82,341	86,769
Non-interest income:
FDIC indemnification asset amortization	(5,959)	(7,608)	(2,966)	(13,567)	(7,635)
Other FDIC loss-sharing (expense) income	(649)	(957)	1,193	(1,606)	4,469
Service charges	3,870	3,540	3,923	7,410	7,610
Bank card fees	2,559	2,374	2,558	4,933	5,027
Gain on sale of mortgages, net	202	208	474	410	780
Gain on previously charged-off acquired loans	232	296	451	528	894
OREO related write-ups and other income	1,010	968	1,012	1,978	1,986
Other non-interest income	896	825	679	1,721	1,344
Total non-interest income (expense)	2,161	(354)	7,324	1,807	14,475
Non-interest expense:
Salaries and benefits	20,428	20,774	23,768	41,202	46,724
Occupancy and equipment	6,209	6,474	5,870	12,683	11,835
Professional fees	688	638	858	1,326	2,254
Other non-interest expense	9,290	8,376	9,680	17,666	19,488
(Gain) loss from the change in fair value of warrant liability	(580)	(898)	324	(1,478)	(303)
Intangible asset amortization	1,336	1,336	1,337	2,672	2,673
Other real estate owned expenses	1,402	1,633	2,497	3,035	7,216
Problem loan expenses	1,082	685	896	1,767	3,227
Total non-interest expense	39,855	39,018	45,230	78,873	93,114
Income before income taxes	3,069	2,206	4,711	5,275	8,130
Income tax expense	940	775	1,813	1,715	3,150
Net income	$2,129	$1,431	$2,898	$3,560	$4,980
Income per share - basic	$0.05	$0.03	$0.06	$0.08	$0.10
Income per share - diluted	$0.05	$0.03	$0.06	$0.08	$0.10

NATIONAL BANK HOLDINGS CORPORATION
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands, except share and per share data)
	June 30, 2014	March 31, 2014	June 30, 2013	December 31, 2013
ASSETS
Cash and cash equivalents	$173,059	$197,815	$302,756	$189,460
Securities purchased under agreements to resell	—	—	100,000	—
Investment securities available-for-sale	1,647,196	1,720,840	2,046,536	1,785,528
Investment securities held-to-maturity	588,382	616,221	592,661	641,907
Non-marketable securities	21,654	31,109	31,775	31,663
Loans receivable, net	2,087,831	1,961,592	1,723,287	1,854,094
Allowance for loan losses	(15,572)	(13,972)	(11,847)	(12,521)
Loans, net	2,072,259	1,947,620	1,711,440	1,841,573
Loans held for sale	4,144	2,143	6,288	5,787
FDIC indemnification asset, net	51,409	56,677	59,883	64,447
Other real estate owned	55,443	65,983	79,299	70,125
Premises and equipment, net	109,994	112,534	120,746	115,219
Goodwill	59,630	59,630	59,630	59,630
Intangible assets, net	19,556	20,893	24,902	22,229
Other assets	77,460	82,122	84,772	86,547
Total assets	$4,880,186	$4,913,587	$5,220,688	$4,914,115
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$719,248	$689,248	$667,786	$674,989
Interest bearing demand deposits	384,160	398,429	476,215	386,762
Savings and money market	1,324,880	1,334,521	1,246,760	1,280,871
Total transaction deposits	2,428,288	2,422,198	2,390,761	2,342,622
Time deposits	1,428,045	1,443,898	1,596,966	1,495,687
Total deposits	3,856,333	3,866,096	3,987,727	3,838,309
Securities sold under agreements to repurchase	85,432	91,065	122,879	99,547
Other liabilities	74,488	60,577	65,839	78,467
Total liabilities	4,016,253	4,017,738	4,176,445	4,016,323
Shareholders' equity:
Common stock	512	512	514	512
Additional paid in capital	991,440	990,700	991,538	990,216
Retained earnings	39,019	39,121	42,941	39,966
Treasury stock	(172,114)	(134,953)	—	(126,146)
Accumulated other comprehensive income (loss), net of tax	5,076	469	9,250	(6,756)
Total shareholders' equity	863,933	895,849	1,044,243	897,792
Total liabilities and shareholders' equity	$4,880,186	$4,913,587	$5,220,688	$4,914,115
SHARE DATA
Average basic shares outstanding	43,868,164	44,819,644	52,055,434	47,378,400
Average diluted shares outstanding	43,880,263	44,863,138	52,081,326	47,494,341
Ending shares outstanding	42,637,687	44,486,467	51,377,198	44,918,336
Common book value per share	$20.26	$20.14	$20.33	$19.99
Tangible common book value per share (1)	$18.53	$18.44	$18.76	$18.27
Tangible common book value per share, excluding accumulated other comprehensive income (loss) (1)	$18.41	$18.43	$18.58	$18.42
CAPITAL RATIOS
Average equity to average assets	18.14%	18.34%	20.72%	19.02%
Tangible common equity to tangible assets (1)	16.44%	16.96%	18.75%	16.97%
Leverage ratio	16.20%	16.81%	18.69%	16.63%
(1) Represents a non-GAAP financial measure. See non-GAAP reconciliation on page 15.

NATIONAL BANK HOLDINGS CORPORATION
Loan Portfolio Update
(Dollars in thousands)

Accounting Treatment and Loss-Share Coverage Period End Loan Balances:

	June 30, 2014			March 31, 2014
	ASC 310-30 Loans	Non 310-30 Loans	Total Loans	ASC 310-30 Loans	Non 310-30 Loans	Total Loans
Commercial	$45,844	$641,134	$686,978	$52,107	$530,462	$582,569
Agriculture	22,652	137,488	160,140	23,545	131,586	155,131
Commercial real estate	238,771	352,066	590,837	263,608	317,137	580,745
Residential real estate	45,472	571,565	617,037	60,467	548,758	609,225
Consumer	5,538	27,301	32,839	6,819	27,103	33,922
Total	$358,277	$1,729,554	$2,087,831	$406,546	$1,555,046	$1,961,592
Covered	$216,559	$46,298	$262,857	$244,322	$43,268	$287,590
Non-covered	141,718	1,683,256	1,824,974	162,224	1,511,778	1,674,002
Total	$358,277	$1,729,554	$2,087,831	$406,546	$1,555,046	$1,961,592

Strategic/Non-Strategic Period-End Loan Balances:

	June 30, 2014			March 31, 2014
	Strategic	Non-strategic	Total	Strategic	Non-strategic	Total
Commercial	$627,588	$59,390	$686,978	$513,669	$68,900	$582,569
Agriculture	156,760	3,380	160,140	151,708	3,423	155,131
Owner-occupied commercial real estate	139,892	24,530	164,422	134,453	26,935	161,388
Commercial real estate	252,298	174,117	426,415	227,634	191,723	419,357
Residential real estate	592,239	24,798	617,037	581,451	27,774	609,225
Consumer	30,676	2,163	32,839	31,401	2,521	33,922
Total	$1,799,453	$288,378	$2,087,831	$1,640,316	$321,276	$1,961,592

Originations:

		Second	First	Fourth	Third	Second
		quarter	quarter	quarter	quarter	quarter
		2014	2014	2013	2013	2013
Commercial		$133,671	$130,096	$159,931	$80,833	$24,982
Agriculture		10,288	4,959	23,610	5,689	22,901
Owner-occupied commercial real estate		28,803	21,002	6,380	21,226	7,577
Commercial real estate		45,903	29,633	14,579	28,855	23,976
Residential real estate		44,539	27,812	36,113	51,749	86,161
Consumer		3,556	3,461	3,594	3,326	3,157
Total		$266,760	$216,963	$244,207	$191,678	$168,754

NATIONAL BANK HOLDINGS CORPORATION
Summary of Net Interest Margin
(Dollars in thousands)

	Three months ended June 30, 2014			Three months ended March 31, 2014			Three months ended June 30, 2013
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$387,817	$15,378	15.86%	$424,335	$16,900	15.93%	$671,546	$18,710	11.14%
Non 310-30 loans(1)(2)(3)(4)	1,632,234	17,896	4.40%	1,480,674	16,506	4.52%	1,057,144	15,610	5.92%
Investment securities available-for-sale	1,702,665	8,274	1.94%	1,779,739	8,647	1.94%	2,110,138	9,252	1.75%
Investment securities held-to-maturity	604,827	4,332	2.86%	630,871	4,521	2.87%	532,552	4,344	3.26%
Other securities	23,214	270	4.65%	31,658	389	4.92%	32,110	388	4.83%
Interest earning deposits and securities purchased under agreements to resell	111,141	75	0.27%	130,355	81	0.25%	308,280	174	0.23%
Total interest earning assets(4)	$4,461,898	$46,225	4.16%	$4,477,632	$47,044	4.26%	$4,711,770	$48,478	4.13%
Cash and due from banks	58,054			58,938			59,726
Other assets	376,477			386,388			439,328
Allowance for loan losses	(14,783)			(13,138)			(12,855)
Total assets	$4,881,646			$4,909,820			$5,197,969
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,722,111	$1,099	0.26%	$1,716,638	$1,057	0.25%	$1,727,760	$1,061	0.25%
Time deposits	1,435,155	2,457	0.69%	1,464,120	2,449	0.68%	1,628,332	3,110	0.77%
Securities sold under agreements to repurchase	83,514	26	0.12%	94,443	32	0.14%	60,924	20	0.13%
Total interest bearing liabilities	$3,240,780	$3,582	0.44%	$3,275,201	$3,538	0.44%	$3,417,016	$4,191	0.49%
Demand deposits	691,851			667,009			649,323
Other liabilities	63,588			67,128			54,480
Total liabilities	3,996,219			4,009,338			4,120,819
Shareholders' equity	885,427			900,482			1,077,150
Total liabilities and shareholders' equity	$4,881,646			$4,909,820			$5,197,969
Net interest income		$42,643			$43,506			$44,287
Interest rate spread			3.72%			3.82%			3.64%
Net interest earning assets	$1,221,118			$1,202,431			$1,294,754
Net interest margin(4)			3.83%			3.94%			3.77%
Ratio of average interest earning assets to average interest bearing liabilities	137.68%			136.71%			137.89%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)
Includes originated loans with average balances of $1.3 billion, $1.2 billion and $636.9 million, and interest income of $13.5 million, $12.0 million and $7.6 million, with yields of 4.02%, 4.16% and 4.79% for the three months ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively.

(3)
Non 310-30 loans include loans held-for-sale. Average balances during the three months ended June 30, 2014, March 31, 2014 and June 30, 2013 were $2.5 million, $2.3 million and $8.4 million, and interest income was $57 thousand, $45 thousand and $118 thousand for the same periods, respectively.

(4)
Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $220 thousand, $159 and $0 for the three months ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively.

NATIONAL BANK HOLDINGS CORPORATION
Summary of Net Interest Margin
(Dollars in thousands)

	For the six months ended June 30, 2014			For the six months ended June 30, 2013
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$405,975	$32,278	15.90%	$728,011	$40,012	10.99%
Non 310-30 loans(1)(2)(3)(4)	1,556,872	34,402	4.46%	1,036,318	30,443	5.92%
Investment securities available-for-sale	1,740,989	16,921	1.94%	1,978,492	17,723	1.79%
Investment securities held-to-maturity	617,777	8,853	2.87%	542,636	9,121	3.36%
Other securities	27,412	659	4.81%	32,550	782	4.80%
Interest earning deposits and securities purchased under agreements to resell	120,695	156	0.26%	419,494	495	0.24%
Total interest earning assets(4)	$4,469,720	$93,269	4.21%	$4,737,501	$98,576	4.20%
Cash and due from banks	58,938			61,163
Other assets	386,388			460,135
Allowance for loan losses	(13,138)			(13,572)
Total assets	$4,901,908			$5,245,227
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,719,389	$2,156	0.25%	$1,733,055	$2,155	0.25%
Time deposits	1,449,557	4,906	0.68%	1,663,372	6,527	0.79%
Securities sold under agreements to repurchase	88,948	58	0.13%	53,893	38	0.14%
Total interest bearing liabilities	$3,257,894	$7,120	0.44%	$3,450,320	$8,720	0.51%
Demand deposits	679,498			647,623
Other liabilities	65,350			64,969
Total liabilities	4,002,742			4,162,912
Shareholders' equity	892,913			1,082,315
Total liabilities and shareholders' equity	$4,895,655			$5,245,227
Net interest income		$86,149			$89,856
Interest rate spread			3.77%			3.69%
Net interest earning assets	$1,211,826			$1,287,181
Net interest margin(4)			3.89%			3.82%
Ratio of average interest earning assets to average interest bearing liabilities	137.20%			137.31%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)
Includes originated loans with average balances of $1.3 billion and $594.8 million, and interest income of $25.6 million and $14.0 million, with yields of 4.08% and 4.73% for the six months ended June 30, 2014 and 2013, respectively.

(3)
Non 310-30 loans include loans held-for-sale. Average balances during the six months ended June 30, 2014 and 2013 were $2.4 million and $6.3 million, and interest income was $102 thousand and $161 thousand for the same periods, respectively.

(4)
Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $379 thousand and $0 for the six months ended June 30, 2014 and 2013, respectively.

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)

Allowance For Loan Losses Analysis (1):
	As of and for the three months ended:
	June 30, 2014			March 31, 2014
	ASC 310-30	Non 310-30	Total	ASC 310-30	Non 310-30	Total
Beginning allowance for loan losses	$1,224	$12,748	$13,972	$1,280	$11,241	$12,521
Net charge-offs	(36)	(24)	(60)	(2)	(316)	(318)
Provision (recoupment)/expense	(90)	1,750	1,660	(54)	1,823	1,769
Ending allowance for loan losses	$1,098	$14,474	$15,572	$1,224	$12,748	$13,972
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.04%	0.01%	0.01%	0.00%	0.09%	0.07%
Ratio of allowance for loan losses to total loans outstanding at period end, respectively	0.31%	0.84%	0.75%	0.30%	0.82%	0.71%
Ratio of total non-performing loans to total loans, respectively	0.00%	2.56%	2.12%	0.00%	2.08%	1.65%
Ratio of allowance for loan losses to total non-performing loans at period end, respectively	0.00%	32.64%	35.11%	0.00%	39.45%	43.24%
Total loans	$358,277	$1,729,554	$2,087,831	$406,546	$1,555,046	$1,961,592
Average total loans during the period	$387,817	$1,629,773	$2,017,590	$424,335	$1,478,336	$1,902,671
Total non-performing loans	$—	$44,351	$44,351	$—	$32,311	$32,311

Past Due Loans(1):
	June 30, 2014			March 31, 2014
	ASC 310-30 Loans	Non 310-30 Loans	Total	ASC 310-30 Loans	Non 310-30 Loans	Total
Non-accrual loans	$—	$20,332	$20,332	$—	$9,738	$9,738
Loans 30-89 days past due and still accruing interest	5,402	4,267	9,669	25,873	4,551	30,424
Loans 90 days past due and still accruing interest	44,450	317	44,767	47,789	53	47,842
Total past due and non-accrual loans	$49,852	$24,916	$74,768	$73,662	$14,342	$88,004
Total past due and non-accrual loans to total loans, respectively	13.91%	1.44%	3.58%	18.12%	0.92%	4.49%
Total non-accrual loans to total loans, respectively	0.00%	1.18%	0.97%	0.00%	0.63%	0.50%
% of total past due and non-accrual loans that carry fair value marks	100.00%	27.44%	75.82%	100.00%	46.78%	91.33%
% of total past due and non-accrual loans that are covered by FDIC loss sharing agreements, respectively	75.52%	8.63%	53.23%	79.13%	15.67%	68.79%

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)

Asset Quality Data (Covered/Non-covered)(1):
	June 30, 2014			March 31, 2014
	Non-covered	Covered	Total	Non-covered	Covered	Total
Total non-accrual loans	$18,251	$2,081	$20,332	$7,563	$2,175	$9,738
Total loans 90 days past due and still accruing interest	317	—	317	53	—	53
Accruing restructured loans(2)	15,847	7,855	23,702	17,800	4,720	22,520
Total non-performing loans	34,415	9,936	44,351	25,416	6,895	32,311
OREO	24,690	30,753	55,443	29,418	36,565	65,983
Other repossessed assets	884	160	1,044	784	302	1,086
Total non-performing assets	$59,989	$40,849	$100,838	$55,618	$43,762	$99,380
Allowance for loan losses			$15,572			$13,972
Total non-performing loans to loans, respectively	1.89%	3.78%	2.12%	1.52%	2.40%	1.65%
Total non-performing assets to total assets			2.07%			2.02%

(1) Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

(2) Includes restructured loans less than 90 days past due and still accruing.

Changes in Accretable Yield:
			For the three months ended			Life-to-date
			June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014
Accretable yield at beginning of period			$119,298	$130,624	$127,215	$—
Additions through acquisitions			—	—	—	214,994
Reclassification from non-accretable difference to accretable yield			12,494	6,164	21,590	205,342
Reclassification to non-accretable difference from accretable yield			(319)	(590)	(1,553)	(20,933)
Accretion			(15,378)	(16,900)	(18,710)	(283,308)
Accretable yield at end of period			$116,095	$119,298	$128,542	$116,095

NATIONAL BANK HOLDINGS CORPORATION
Key Ratios
	As of and for the three months ended			As of and for the six months ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Key Ratios(1)
Return on average assets	0.17%	0.12%	0.22%	0.15%	0.19%
Return on average tangible assets(2)	0.25%	0.19%	0.29%	0.22%	0.26%
Return on average equity	0.96%	0.64%	1.08%	0.80%	0.93%
Return on average tangible common equity(2)	1.46%	1.10%	1.49%	1.28%	1.33%
Return on risk weighted assets	0.36%	0.26%	0.61%	0.31%	0.53%
Interest earning assets to interest bearing liabilities (end of period)(3)	138.53%	137.14%	137.95%	138.53%	137.95%
Loans to deposits ratio (end of period)	54.25%	50.79%	43.37%	54.25%	43.37%
Non-interest bearing deposits to total deposits (end of period)	18.65%	17.83%	16.75%	18.65%	16.75%
Net interest margin (fully taxable equivalent)(2)(4)	3.83%	3.94%	3.77%	3.89%	3.82%
Interest rate spread(5)	3.72%	3.82%	3.64%	3.77%	3.69%
Yield on earning assets (fully taxable equivalent)(2)(3)	4.16%	4.26%	4.13%	4.21%	4.20%
Cost of interest bearing liabilities(3)	0.44%	0.44%	0.49%	0.44%	0.51%
Cost of deposits	0.37%	0.37%	0.42%	0.37%	0.43%
Non-interest expense to average assets	3.27%	3.22%	3.49%	3.25%	3.58%
Efficiency ratio(6)	86.40%	87.65%	85.05%	87.01%	86.69%
Asset Quality Data (7)(8)(9)
Non-performing loans to total loans	2.12%	1.65%	2.77%	2.12%	2.77%
Covered non-performing loans to total non-performing loans	22.40%	21.34%	59.65%	22.40%	59.65%
Non-performing assets to total assets	2.07%	2.02%	2.46%	2.07%	2.46%
Covered non-performing assets to total non-performing assets	40.51%	44.04%	58.12%	40.51%	58.12%
Allowance for loan losses to total loans	0.75%	0.71%	0.69%	0.75%	0.69%
Allowance for loan losses to total non-covered loans	0.85%	0.83%	0.93%	0.85%	0.93%
Allowance for loan losses to non-performing loans	35.11%	43.24%	24.81%	35.11%	24.81%
Net charge-offs to average loans	0.01%	0.07%	0.63%	0.04%	0.76%
(1) Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliation on page 15.
(3)
Interest earning assets include assets that earn interest/accretion or dividends, except for the FDIC indemnification asset that may earn accretion but is not part of interest earning assets. Any market value adjustments on investment securities are excluded from interest-earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income plus non-interest income.
(7)
Non-performing loans consist of non-accruing loans, loans 90 days or more past due and still accruing interest and restructured loans, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION
Non-GAAP Financial Measures
(Dollars in thousands, except share and per share data)

Statements of Financial Condition Non-GAAP Reconciliations

	June 30, 2014	March 31, 2014	June 30, 2013	December 31, 2013
Total shareholders' equity	$863,933	$895,849	$1,044,243	$897,792
Less: goodwill	(59,630)	(59,630)	(59,630)	(59,630)
Add: deferred tax liability related to goodwill	5,447	5,059	3,896	4,671
Less: intangible assets, net	(19,556)	(20,893)	(24,902)	(22,229)
Tangible common equity (non-GAAP)	$790,194	$820,385	$963,607	$820,604

Total assets	$4,880,186	$4,913,587	$5,220,688	$4,914,115
Less: goodwill	(59,630)	(59,630)	(59,630)	(59,630)
Add: deferred tax liability related to goodwill	5,447	5,059	3,896	4,671
Less: intangible assets, net	(19,556)	(20,893)	(24,902)	(22,229)
Tangible assets (non-GAAP)	$4,806,447	$4,838,123	$5,140,052	$4,836,927

Total shareholders' equity to total assets	17.70%	18.23%	20.00%	18.27%
Less: impact of goodwill and intangible assets, net	(1.26%)	(1.27%)	(1.25%)	(1.30%)
Tangible common equity to tangible assets (non-GAAP)	16.44%	16.96%	18.75%	16.97%

Common book value per share calculations:
Total shareholders' equity	$863,933	$895,849	$1,044,243	$897,792
Divided by: ending shares outstanding	42,637,687	44,486,467	51,377,198	44,918,336
Common book value per share	$20.26	$20.14	$20.33	$19.99

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$790,194	$820,385	$963,607	$820,604
Divided by: ending shares outstanding	42,637,687	44,486,467	51,377,198	44,918,336
Tangible common book value per share (non-GAAP)	$18.53	$18.44	$18.76	$18.27

Tangible common book value per share, excluding accumulated other comprehensive income (loss) calculations:
Tangible common equity (non-GAAP)	$790,194	$820,385	$963,607	$820,604
Less: accumulated other comprehensive income (loss)	(5,076)	(469)	(9,250)	6,756
Tangible common book value, excluding accumulated other comprehensive income (loss), net of tax (non-GAAP)	785,118	819,916	954,357	827,360
Divided by: ending shares outstanding	42,637,687	44,486,467	51,377,198	44,918,336
Tangible common book value per share, excluding accumulated other comprehensive income (loss), net of tax (non-GAAP)	$18.41	$18.43	$18.58	$18.42

	As of and for the three months ended			As of and for the six months ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Return on average assets	0.17%	0.12%	0.22%	0.15%	0.19%
Add: impact of goodwill and intangible assets, after tax, net	0.01%	0.00%	0.00%	0.00%	0.00%
Add: impact of core deposit intangible amortization expense, after tax	0.07%	0.07%	0.07%	0.07%	0.07%
Return on average tangible assets (non-GAAP)	0.25%	0.19%	0.29%	0.22%	0.26%

Return on average equity	0.96%	0.64%	1.08%	0.80%	0.93%
Add: impact of goodwill and intangible assets, after tax, net	0.09%	0.06%	0.08%	0.08%	0.08%
Add: impact of core deposit intangible expense, after tax	0.41%	0.40%	0.33%	0.40%	0.32%
Return on average tangible common equity (non-GAAP)	1.46%	1.10%	1.49%	1.28%	1.33%

Yield on earning assets	4.14%	4.25%	4.13%	4.19%	4.20%
Add: impact of taxable equivalent adjustment	0.02%	0.01%	0.00%	0.02%	0.00%
Yield on earning assets (fully taxable equivalent) (non-GAAP)	4.16%	4.26%	4.13%	4.21%	4.20%

Net interest margin	3.81%	3.93%	3.77%	3.87%	3.82%
Add: impact of taxable equivalent adjustment	0.02%	0.01%	0.00%	0.02%	0.00%
Net interest margin (fully taxable equivalent) (non-GAAP)	3.83%	3.94%	3.77%	3.89%	3.82%

Adjusted Financial Results
	For the three months ended			For the six months ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Adjustments to diluted earnings per share:
Income per share - diluted	$0.05	$0.03	$0.06	$0.08	$0.10
Adjustments to diluted earnings per share (non-GAAP)	0.09	0.12	0.05	0.21	0.12
Adjusted diluted earnings per share (non-GAAP)	$0.14	$0.15	$0.11	$0.29	$0.22

Adjustments to return on average tangible assets:
Annualized adjustments to net income (non-GAAP)(1)	$16,878	$21,575	$10,360	$18,508	$12,587
Divided by: average tangible assets (non-GAAP)	4,807,104	4,833,549	5,116,572	4,820,446	5,163,157
Adjustments to return on average tangible assets (non-GAAP)	0.35%	0.45%	0.20%	0.38%	0.24%
Return on average tangible assets (non-GAAP)	0.25%	0.19%	0.29%	0.22%	0.26%
Adjusted return on average tangible assets (non-GAAP)	0.60%	0.64%	0.49%	0.60%	0.50%

Adjustments to net income:
Net income	$2,129	$1,431	$2,898	$3,560	$4,980
Adjustments to net income (non-GAAP)(1)	4,208	5,320	2,583	9,178	6,242
Adjusted net income (non-GAAP)	$6,337	$6,751	$2,901	$12,738	$11,222

(1) Adjustments
Non-interest income adjustments:
Plus: FDIC indemnification asset amortization	$5,959	$7,608	$2,966	$13,567	$7,635
Plus: other FDIC loss sharing income (loss)	649	957	(1,193)	1,606	(4,469)
Less: gain on recoveries of previously charged-off acquired loans	(232)	(296)	(451)	(528)	(894)
Less: OREO related write-ups and other income	(1,010)	(968)	(1,012)	(1,978)	(1,986)
Total non-interest income adjustments (non-GAAP)	$5,366	$7,301	$310	$12,667	$286
Non-interest expense adjustments
Less: other real estate owned expenses	$(1,402)	$(1,633)	$(2,497)	$(3,035)	$(7,216)
Less: problem loan expenses	(1,082)	(685)	(896)	(1,767)	(3,227)
Plus: warrant change	580	898	(324)	1,478	303
Total non-interest expense adjustments (non-GAAP)	$(1,904)	$(1,420)	$(3,717)	$(3,324)	$(10,140)
Pre-tax adjustments	7,270	8,721	4	15,991	10,426
Collective tax expense impact	(3,062)	(3,401)	(1,444)	(6,813)	(4,184)
Adjustments to net income (non-GAAP)	$4,208	$5,320	$2,583	$9,178	$6,242